News Release

For Immediate Release

OccuLogix Announces Acceleration of Stock Options Vesting

TORONTO, ON—December 14, 2005— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) (the “Company”) announced today that its Board of Directors has approved accelerating the vesting of unvested stock options granted prior to December 31, 2004 to employees, officers and directors. The Board believes that it is in the best interest of shareholders as it will reduce the Company’s reported compensation expense in future periods.

As a result of the vesting acceleration, options to purchase 438,561 shares of the Company’s common stock became exercisable immediately including 332,916 held by executive officers, 48,957 held by non-employee directors and 56,686 held by other employees. These accelerated stock options represent approximately 30% of the total employee stock options of the Company that would not have been vested at December 31, 2005. Based upon today’s closing stock price on NASDAQ of $7.15, 98% of the accelerated options do not have economic value at this time.

In December 2004, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Beginning January 1, 2006, SFAS 123R will require the Company to recognize, in its financial statements, compensation costs related to share-based payment transactions, including the issuance of stock options, based on their fair value at grant date. Currently, the Company accounts for its share-based payment transactions under the provisions of Accounting Principles Board Opinion No. 25 which allows companies to follow the intrinsic value method but to disclose the pro forma effects on net income (loss) as if the fair value of stock options had been expensed. As a result of the accelerated vesting of stock options, the Company is not expected to be required to recognize anticipated stock option expense of approximately U.S. $1.5 million in 2006 and U.S. $1.5 million in 2007. The Company will report the impact of the acceleration as a fourth quarter event and in its 2005 financial statements by way of pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com